INSIDER TRADING POLICY

Effective Date: February 11, 2025
Version: 4.1
Owner: Compliance Officer
Department: Law Department
Review Cycle: 3 Years

1.Purpose
The purpose of this Policy is to provide guidelines with respect to transactions in the securities of VeriSign, Inc. (“Verisign”). Federal and State securities laws prohibit any director, employee, or consultant of Verisign (collectively, referred to herein as “directors, employees, and consultants”) from trading in the securities of a company, directly or indirectly, while aware of material non-public information. These laws also prohibit any director, employee, or consultant of Verisign from conveying material non-public information to others who may trade on the basis of that information (a practice known as “tipping”). Verisign has adopted this Policy to comply with Federal and State securities laws that prohibit (i) trading in Verisign securities while aware of material non-public information, and (ii) tipping or disclosing material non-public information to outsiders, and to prevent the appearance of improper trading or tipping.

2.Scope
This Policy applies to all directors, employees, and any consultants (as specified by the Compliance Officer, see “4.6 Special Rules for Consultants” below) of Verisign, members of their families who reside in their households and any others living in their households, any members of their families who do not reside in their household but whose transactions are subject to their influence or control, and entities (such as trusts and corporations) over which the directors, employees, or consultants have or share voting or investment control, or otherwise have influence over.

This Policy applies to any and all transactions in Verisign’s securities, including purchases, sales, and gifts of its common stock, restricted stock units, and options to purchase common stock (as described in more detail under “4.3. Exempt Transactions”), and any other type of securities that Verisign may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities and any other publicly traded debt instruments of Verisign.

This Policy is not limited to trading in Verisign’s securities and applies to trading in the securities of other companies with which Verisign has or may have a business relationship, such as Verisign’s customers, distributors, suppliers, registrars, or companies with which Verisign may

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be negotiating a major transaction. Information that is not material to Verisign may nevertheless be material to another company.

3.Definitions
Access Persons: Verisign has designated persons (other than the directors and Section 16 Officers) who have regular access to material non-public information in the normal course of their duties for Verisign; each designated person is referred to herein as an “Access Person.” Verisign review its designations from time to time as necessary to reflect any persons becoming, or ceasing to be, Access Persons. Any person who has regular access to material non-public information in the normal course of such person’s duties and is uncertain as to whether he or she is or should be designated as an Access Person should assume that he or she is an Access Person and consult the Compliance Officer. Verisign will promptly notify any Access Person in writing (via email) if Verisign determines that such Access Person no longer has regular access to material non-public information about Verisign and such Access Person will automatically be deemed to be removed as an Access Person effective upon the date of such determination. If an Access Person ceases to be an employee of Verisign, such Access Person will automatically cease being an Access Person and be removed, or deemed removed, effective upon the date of termination of such Access Person’s employment with Verisign. If an Access Person is aware of material non-public information at the time of termination, the Access Person may not trade in Verisign’s securities until that information has been publicly disclosed or is no longer material.

Blackout Periods: From time to time, an event may occur that may be material to Verisign and is known to only a few directors, employees, or consultants. In this situation, the Compliance Officer may notify these persons that they are not permitted to trade in Verisign’s securities (“Blackout Period”).

Material Information: Information about a company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about a company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of a company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•Significant changes to projections of financial results, including revenues and expenses.
•Quarterly or annual earnings or losses prior to public disclosure.
•Significant changes in financial performance or liquidity, including a company restructuring or a change in a company’s credit rating.
•Potential significant mergers and acquisitions or significant sales of a company’s assets or subsidiaries.
•Information about major contracts, including the gain or loss of a material customer or supplier.
•Significant changes to Verisign’s material agreements.

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•Stock splits, public or private securities/debt offerings, significant securities repurchase transactions or changes in dividend policies or amounts.
•Changes in senior management or the external auditor.
•New cybersecurity risks or incidents, including cyber-attacks and security breaches, whether known to be critical or potentially significant.
•Institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings.

Any director, employee or consultant who is unsure if information is material must consult with the Compliance Officer for guidance before trading.

Non-Public Information: Material information is “non-public” if it has (i) not been widely disseminated to the public, and (ii) the investing public has not had sufficient time to absorb and evaluate the information. For the purposes of this Policy, information will be considered public, that is, no longer “non-public” after 4:00 p.m. Eastern Time on the first full trading day following Verisign’s widespread public release of the information. For example, if an announcement is made on a Monday before the market opens (i.e., before 9:30 a.m.), a person would not be able to trade until after 4:00 p.m. on Monday. But if an announcement is made on a Monday at any time after the market opens (i.e., after 9:30 a.m.), a person would not be able to trade until after 4:00 p.m. on Tuesday. Any employees who are unsure whether the information they are aware of is non-public must consult the Compliance Officer for guidance before trading.

Section 16 Officers: Verisign has designated persons subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”); each such designated person is referred to herein individually as a “Section 16 Officer,” and collectively as “Section 16 Officers.”

Senior Executives: All employees of Verisign who are Senior Vice Presidents or above whether or not such employee is a Section 16 Officer.

Trading Window: The Trading Window is the period beginning after 4:00 p.m. Eastern Time one full trading day following the later of (i) Verisign’s filing of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC and (ii) the widespread public release of quarterly or year-end earnings and ending at 4:00 p.m. Eastern Time on the second trading day of the third month of the then-current quarter.

4.Policy
4.1Responsibility

Directors, employees, and consultants are responsible for ensuring compliance with this Policy by their families and other members of their households and entities over which they exercise voting or investment control. In all cases, the responsibility for determining whether an individual is aware of material non-public information rests with that individual, and any action on the part

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of Verisign, the Compliance Officer, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Therefore, under this Policy, a director, employee, or consultant is responsible for the transactions of these other persons and entities and therefore should make them aware of the need to confer with such director, employee, or consultant before trading in Verisign securities.

An individual could be subject to severe legal penalties and disciplinary action by Verisign for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under “6. Failure to Comply.”

4.2    Terms

It is Verisign’s policy to comply with Federal and State securities laws governing (i) trading in Verisign securities while aware of material non-public information concerning Verisign and (ii) tipping or disclosing material non-public information to outsiders. The objectives of Verisign include prohibiting certain activities relating to trades in Verisign’s securities by directors, employees, and consultants and establishing Trading Windows and Blackout Periods.

4.2.1No director, employee, or consultant may trade in Verisign securities (i) while aware of material non-public information concerning Verisign or (ii) during a Blackout Period applicable to such director, employee, or consultant designated by the Compliance Officer. No director, employee, or consultant may disclose to any outside third party or other employees, who are not subject to the blackout, that a Blackout Period has been designated. It does not matter that there is an independent, justifiable reason for a purchase or sale; if the director, employee, or consultant is aware of material non-public information or is subject to a Blackout Period, the prohibition still applies.

4.2.2Directors, Section 16 Officers, and Access Persons may only trade in Verisign securities during an applicable Trading Window; provided that no director, Section 16 Officer, or Access Person may trade in Verisign securities even during a Trading Window if a Blackout Period applicable to such director, Section 16 Officer or Access Person has been designated by the Compliance Officer or such director, Section 16 Officer, or Access Person is aware of material non-public information. See “4.4 Special Rules for Directors, Section 16 Officers, and Senior Executives” below.

4.2.3No director, Section 16 Officer (other than the Compliance Officer) or Senior Executive may trade in Verisign securities unless the trade has been approved by the Compliance Officer. See “4.4 Special Rules for Directors, Section 16 Officers, and Senior Executives” below.

4.2.4The Compliance Officer may not trade in Verisign securities unless the trade has been approved by Verisign’s Chief Executive Officer or Chief Financial Officer.

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See “4.4 Special Rules for Directors, Section 16 Officers, and Senior Executives” below.

4.2.5No director, employee, or consultant may disclose material non-public information concerning Verisign to any outside person (including family members, analysts, individual investors, members of the investment community, and news media), unless required as part of that director’s, employee’s, or consultant’s regular duties for Verisign or authorized by the Compliance Officer. In any instance in which such information is, or will be, disclosed to outsiders, Verisign will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or sign a confidentiality agreement or otherwise comply with all applicable Federal and State securities laws. All inquiries from outsiders regarding material non-public information about Verisign must be provided to the Compliance Officer.

4.2.6No director, employee, or consultant may give trading advice of any kind about Verisign to anyone while aware of material non-public information about Verisign; except that directors, employees, and consultants should advise others not to trade if doing so might violate the law or this Policy. Verisign strongly discourages all directors, employees, and consultants from giving trading advice concerning Verisign to third parties even when such directors, employees, or consultants are not aware of material non-public information about Verisign.

4.2.7No director, employee, or consultant may trade in any interest or position relating to the future price of Verisign securities, such as a put, call, or short sale (including a short sale “against the box“) other than a broker-assisted cashless exercise conducted in accordance with Regulation T of the Federal Reserve System.

4.2.8No director, employee, or consultant may engage in hedging or monetization transaction using Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds.

4.2.9Directors, employees, and consultants are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral.

4.2.10The Policy’s restrictions, including the Trading Window and Compliance Officer approval of trades by directors, Section 16 Officers, and Senior Executives, apply to a director’s, employee’s or consultant’s transactions in exchange traded funds and mutual funds where Verisign represents greater than 10% of the fund’s value.

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4.2.11No director, employee, or consultant may (i) trade in the securities of any other public company while aware of material non-public information concerning that company obtained in the course of service as an director, employee, or consultant (ii) “tip” or disclose such material non-public information concerning such other public company to anyone, or (iii) give trading advice of any kind to anyone concerning such other public company while aware of such material non-public information about that company.

4.2.12No director, employee, or consultant may gift or make any other transfer of securities without consideration during a period when that director, employee, or consultant is not permitted to trade.

4.3    Exempt Transactions

This Policy does not apply in the case of the following transactions, except as specifically noted:

4.3.1.Employee Stock Purchase Plan - The trading prohibitions and restrictions set forth in this Policy do not apply to transactions under Verisign’s employee stock purchase plan, which is used to purchase Company securities pursuant to the employee’s advance instructions. However, no employee may alter his or her instructions regarding the level of withholding under such plan while aware of material non-public information. Section 16 Officers and Access Persons may only alter their instructions regarding the level of withholding under such plan during a Trading Window. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this Policy.

4.3.2.Equity Incentive Plan - The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired through the exercise of stock options (including as a result of a broker-assisted cashless exercise) and the vesting of restricted stock units and other equity-based incentive awards granted by Verisign under its equity incentive plans, but not to the acquisition of the securities through such exercises or vesting. Notwithstanding the foregoing, the trading prohibitions and restrictions set forth in this Policy do not apply to the withholding of stock by Verisign upon the vesting of restricted stock units or exercise of stock options in satisfaction of tax withholding obligations.

4.3.3.Rule 10b5-1 Plan - Transactions effected pursuant to a pre-cleared and fully executed Rule 10b5-1 Plan do not require further pre-clearance at the time of the transaction and can occur outside of a Trading Window or during a Blackout Period. See “4.5 Rule 10b5-1 Plans” below.

4.4    Special Rules for Directors, Section 16 Officers, and Senior Executives

No director, Section 16 Officer, or Senior Executive may trade in Company securities, unless and until:

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4.4.1.The person trading has notified the Compliance Officer in writing of the amount or maximum number of shares or other securities to be traded and nature of the proposed trade(s);

4.4.2.The person trading has certified to the Compliance Officer in writing prior to the proposed trade(s) that:

A.such person is not aware of material non-public information about Verisign;

B.the proposed trade(s) comply with the requirements of Section 16 of the Exchange Act and Rule 144 of the Securities Act, including the volume limitations, manner of sale, and notice requirements of Rule 144, to the extent applicable and that no opposite way transactions have occurred in the last six months (or are likely to occur in the next six months);

C.the shares subject to the proposed trade(s) are not restricted, or if restricted, the applicable holding period has been met; and

D.that Verisign is not advancing money to him or her;

4.4.3.The Compliance Officer has approved the trade(s) and has certified his/her approval in writing (if the person trading is the Compliance Officer, then the trade must be approved by the Chief Executive Officer or Chief Financial Officer); and

4.4.4.The certifications made to the Compliance Officer are true and correct at the time any such trade or trades are executed.

If a transaction is approved, the transaction must be executed within five trading days after the approval is obtained, but regardless may not be executed by the director, Section 16 Officer, or Access Person if he or she becomes aware of material non-public information concerning Verisign during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved, the person requesting the transaction must refrain from initiating any transaction in Company securities and must not inform anyone within or outside of Verisign of the restriction.

To facilitate documentation of these actions, Verisign utilizes a pre-approval form that can be obtained from the Compliance Officer.

4.5    Rule 10b5-1 Plans

Any director, employee or consultant who wishes to implement a Rule 10b5-1 Plan must first pre-clear such plan with the Compliance Officer. The requirements for implementing a Rule 10b5-1 Plan are set forth in Appendix – 10b5-1 Plan Requirements.

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4.6    Special Rules for Consultants

Written notice must be provided to the Compliance Officer by any resource manager who is retaining a consultant, contractor, contingent worker, or vendor (collectively, a “consultant”) who may have access to material non-public information. The Compliance Officer will determine whether such consultant should be subject to this Policy.

4.7    Administration of the Policy

The Compliance Officer, or another employee designated by the Compliance Officer, is responsible for the implementation and administration of this Policy. If the Board of Directors or an applicable Committee of the Board of Directors has not designated a Compliance Officer, the General Counsel shall be responsible for the implementation and administration of this Policy. All determinations and interpretations under this Policy by the Compliance Officer shall be final and not subject to further review.

5.Policy Review
Verisign reserves the right to review, amend, modify, or suspend this Policy in its sole discretion at any time.

6.Failure to Comply
The consequences of engaging in prohibited insider trading or tipping can be severe, including significant fines and imprisonment. The Company and/or the supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could, under certain circumstances, be subject to private lawsuits for damages suffered as a result of illegal insider trading or tipping by persons under Verisign’s control.

Violation of this Policy or Federal or State insider trading laws by any employee may subject him or her to disciplinary action by Verisign up to and including termination for cause. A violation of this Policy is not necessarily the same as a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates the Policy, whether or not the conduct also violates the law. It is not necessary for Verisign to await filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

7.Exceptions
Any exception requests to this Policy must be made to the Compliance Officer in advance and in writing. The Compliance Officer shall promptly report all such granted exception requests to the Board of Directors.

8.Related Documents
•Procedures for Rule 10b5-1 Plan

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Appendix

10b5-1 Plan Requirements

Approval Required Before Entering into a Plan: Any director, Section 16 Officer, employee, or consultant who wishes to implement a plan must first pre-clear such plan with the Compliance Officer.

When You May Enter into a Plan: A director, Section 16 Officer, employee, or consultant may only enter into a plan if that plan is entered into in good faith while that person is not aware of any material non-public information about the Company and not during a Blackout Period. Additionally, a director, Section 16 Officer, or Access Person may not enter into a plan outside of a Trading Window.

Plan Parameters: A director, Section 16 Officer, employee, or consultant may only enter into a plan meeting all of the following parameters:

1.Eligible Brokers: Directors, Section 16 Officers, employees, or consultants may only establish a plan with third parties approved by the Compliance Officer, which, in the case of employees other than directors and Section 16 Officers, is E*TRADE Securities LLC.

2.Representations: The plan must include a representation by the director, Section 16 Officer, employee, or consultant that (i) such person is not aware of any material non-public information concerning the Company and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b5-1.

3.Company Termination: The plan must permit the Company to terminate the plan.

4.Section 16 Compliance: All trades to be made pursuant to the plan must be made in compliance with Section 16 under the Exchange Act and Rule 144 under the Securities Act, including the volume limitations, manner of sale and notice requirements of Rule 144, to the extent applicable.

5. 10b5-1 Compliance: The plan must comply with all of the requirements of Rule 10b5-1.

6.Duration of Plan: The duration of plan shall not be for less than six months or more than two years.

7.Waiting Period Under a Plan: For directors and Section 16 Officers, the first trade under a plan may not occur until the later of 90 days after the adoption of the plan, or two business days following the disclosure of the Company’s financial results in a Form 10-K or Form 10-Q relating to the fiscal quarter in which the plan was adopted. In no event

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shall the waiting period exceed 120 days from the adoption of the plan. For employees (other than Section 16 Officers), the first trade under the plan may not occur until 30 days after the adoption of the plan.

8.Trading Instructions: The plan must be a non-discretionary plan in the form of a written, binding contract and shall specify: the amount or number of shares to be traded at a particular date and a limit price at which a certain number of shares are to be traded. Single-trade plans (i.e., plans that designed to execute only a single transaction) are generally prohibited.

9.Prohibition on Multiple Overlapping Plans: Directors, Section 16 Officers, employees, or consultants are generally prohibited from having more than one plan for open market purchases or sales of the Company securities at a time.
Amendment or Modification of a Plan: Amendments or modifications:

1.must be pre-cleared in writing by the Compliance Officer;

2.may only be entered into if the amendment or modification is entered into in good faith while that person is not aware of any material non-public information about the Company and is not subject to a Blackout Period; and

3.will be treated as a termination of the current plan and creation of a new plan and will be subject to all requirements regarding establishment of new plans, including a new waiting period.

Additionally, a director, Section 16 Officer, or an Access Person may not amend or modify a plan outside of a Trading Window.

Terminations of a Plan: If a director, Section 16 Officer, employee, or consultant wishes to terminate their plan, they must notify the Compliance Officer in advance.

Disclosure of Plans: The Company will disclose in its Forms 10-Q and 10-K, any director or Section 16 Officer that adopted, modified or terminated a plan during the prior quarter as well as the material terms of the plan, including the name and title of the director or Section 16 Officer, the date of the adoption, modification or termination, the duration of the trading plan and the aggregate number of shares to be sold or purchased under the plan.

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